                                 ST. CHARLESTON
                             6501 W. CHARLESTON BLVD
                               LAS VEGAS, NEVADA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 14, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  ST. CHARLESTON
     6501 W. CHARLESTON BLVD
     LAS VEGAS, CLARK COUNTY, NEVADA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 312 units with a total of 269,528 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 13.78 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 86% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
ST. CHARLESTON, LAS VEGAS, NEVADA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                 ($14,500,000)

                                      Respectfully submitted,
                                      AMERICAN APPRAISAL ASSOCIATES, INC.

                                      -s- Douglas Needham

July 14, 2003                         Douglas Needham, MAI
#053272                               Managing Principal, Real Estate Group

Report By:
Bryan Vick, MAI
Nevada Temporary Practice Permit #04685

Assisted By:
Ryan Tanaka

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
ST. CHARLESTON, LAS VEGAS, NEVADA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...................................................      4
Introduction........................................................      9
Area Analysis ......................................................     11
Market Analysis.....................................................     14
Site Analysis.......................................................     16
Improvement Analysis................................................     16
Highest and Best Use................................................     17

                                    VALUATION

Valuation Procedure.................................................     18
Sales Comparison Approach...........................................     20
Income Capitalization Approach......................................     26
Reconciliation and Conclusion.......................................     38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
ST. CHARLESTON, LAS VEGAS, NEVADA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                St. Charleston
LOCATION:                     6501 W. Charleston Blvd
                              Las Vegas, Nevada

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 8, 2003
DATE OF REPORT:               July 14, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                       13.78 acres, or 600,257 square feet
  Assessor Parcel No.:        163-02-104-004
  Floodplain:                 Community Panel No. 32003C2165D (August 16,
                              1995)

                              Flood Zone X, an area outside the floodplain.
  Zoning:                     R-3 (Medium to High Density Residential)

BUILDING:

  No. of Units:               312 Units
  Total NRA:                  269,528 Square Feet
  Average Unit Size:          864 Square Feet
  Apartment Density:          22.6 units per acre
  Year Built:                 1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                           MARKET RENT
                                         ----------------
UNIT TYPE  NUMBER OF UNITS  SQUARE FEET  PER UNIT  PER SF  MONTHLY INCOME  ANNUAL INCOME
----------------------------------------------------------------------------------------
 1Br/1Ba       128             700        $ 570    $ 0.81    $  72,960      $   875,520
 2Br/1Ba        56             816        $ 630    $ 0.77    $  35,280      $   423,360
 2Br/2Ba       100             978        $ 660    $ 0.67    $  66,000      $   792,000
 3Br/2Ba        16           1,194        $ 855    $ 0.72    $  13,680      $   164,160
 3Br/2Ba        12           1,444        $ 940    $ 0.65    $  11,280      $   135,360
                                                   Totals    $ 199,200      $ 2,390,400

OCCUPANCY:    86%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
ST. CHARLESTON, LAS VEGAS, NEVADA

ECONOMIC LIFE:                             45 Years
EFFECTIVE AGE:                             13 Years
REMAINING ECONOMIC LIFE:                   32 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT PICTURE]                  [EXTERIOR - WINDOW PANE PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
ST. CHARLESTON, LAS VEGAS, NEVADA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
ST. CHARLESTON, LAS VEGAS, NEVADA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

       DIRECT CAPITALIZATION                  Amount             $/Unit
       ---------------------                  ------             ------
Potential Rental Income                  $2,390,400          $7,662
Effective Gross Income                   $2,302,224          $7,379
Operating Expenses                       $934,867            $2,996          40.6% of EGI
Net Operating Income:                    $1,289,357          $4,133

Capitalization Rate                      9.00%
DIRECT CAPITALIZATION VALUE              $14,100,000 *       $45,192 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                           10 years
2002 Economic Vacancy                    11%
Stabilized Vacancy & Collection Loss:    14%
Lease-up / Stabilization Period          12 months
Terminal Capitalization Rate             10.00%
Discount Rate                            11.50%
Selling Costs                            2.00%
Growth Rates:
  Income                                 3.00%
  Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE               $14,300,000 *       $45,833 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $14,200,000         $45,513 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $50,581 to $81,569
  Range of Sales $/Unit (Adjusted)       $44,512 to $49,242
VALUE INDICATION - PRICE PER UNIT        $14,400,000 *       $46,154 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales     6.70 to 8.01
  Selected EGIM for Subject              6.50
  Subject's Projected EGI                $2,302,224
EGIM ANALYSIS CONCLUSION                 $14,700,000 *       $47,115 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $14,700,000 *       $47,115 / UNIT

RECONCILED SALES COMPARISON VALUE        $14,700,000         $47,115 / UNIT

-------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
ST. CHARLESTON, LAS VEGAS, NEVADA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                          $14,400,000
  NOI Per Unit                            $14,700,000
  EGIM Multiplier                         $14,700,000
INDICATED VALUE BY SALES COMPARISON       $14,700,000   $47,115 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:           $14,100,000
  Discounted Cash Flow Method:            $14,300,000
INDICATED VALUE BY THE INCOME APPROACH    $14,200,000   $45,513 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:      $14,500,000   $46,474 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
ST. CHARLESTON, LAS VEGAS, NEVADA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6501 W. Charleston Blvd, Las Vegas, Clark County, Nevada. Las Vegas identifies it as 163-02-104-004.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Ryan Tanaka on May 8, 2003. Bryan Vick, MAI and Douglas Needham, MAI have not made a personal inspection of the subject property. Ryan Tanaka assisted Bryan Vick, MAI with the research, valuation analysis and writing the report. Douglas Needham, MAI reviewed the report and concurs with the value. Douglas Needham, MAI, Bryan Vick, MAI, and Ryan Tanaka have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 14, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
ST. CHARLESTON, LAS VEGAS, NEVADA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

      MARKETING PERIOD:     6 to 12 months
      EXPOSURE PERIOD:      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPF XIV. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
ST. CHARLESTON, LAS VEGAS, NEVADA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Las Vegas, Nevada. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - South Decature
West  - South Rainbow
South - W Sahara
North - IH-95

MAJOR EMPLOYERS

Major employers in the subject's area include MGM Grand, Park Place Entertainment, Clark County School District, Mandalay Bay/ Circus Circus Corp., Sierra Health Services, The Boyd Group, Nellis Air Force Base, International Gaming Technology, Southwest Gas, and Agribio Tech, Inc. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
ST. CHARLESTON, LAS VEGAS, NEVADA

                           NEIGHBORHOOD DEMOGRAPHICS

                                                 AREA
                              ------------------------------------------
    CATEGORY                  1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS      MSA
-------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population               19,985        193,985        461,191       1,698,839
5-Year Population                20,912        227,780        547,081       2,044,801
% Change CY-5Y                      4.6%          17.4%          18.6%           20.4%
Annual Change CY-5Y                 0.9%           3.5%           3.7%            4.1%

HOUSEHOLDS
Current Households                7,043         73,636        180,584         638,180
5-Year Projected Households       7,296         86,043        212,778         764,252
% Change CY - 5Y                    3.6%          16.8%          17.8%           19.8%
Annual Change CY-5Y                 0.7%           3.4%           3.6%            4.0%

INCOME TRENDS
Median Household Income         $37,996       $ 41,128       $ 42,920      $   40,882
Per Capita Income               $19,457       $ 21,581       $ 24,788      $   21,738
Average Household Income        $54,983       $ 56,783       $ 63,375      $   57,866

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                             ------------------------------------------
CATEGORY                     1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS     MSA
---------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         41.35%         43.41%         42.47%       35.71%
5-Year Projected % Renting      38.73%         40.24%         39.73%       34.68%

% of Households Owning          54.04%         52.11%         51.99%       57.57%
5-Year Projected % Owning       56.31%         55.45%         55.12%       59.22%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
ST. CHARLESTON, LAS VEGAS, NEVADA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Retail Center/Apartment Complexes
South - Apartment Complexes
East  - Retail Center
West  - Office Buildings

CONCLUSIONS

The subject is well located within the city of Las Vegas. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
ST. CHARLESTON, LAS VEGAS, NEVADA

                                 MARKET ANALYSIS

The subject property is located in the city of Las Vegas in Clark County. The overall pace of development in the subject's market is more or less decreasing. New construction in the area is a food court located east of property. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period   Region    Submarket
----------------------------
 1997     4.7%       N/A
 1998     5.7%       N/A
 1999     4.6%       N/A
 2000     4.8%       N/A
 2001     6.1%       6.3%
 2002     7.4%       7.1%
 2003     6.5%       N/A

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period  Region   % Change   Submarket   % Change
------------------------------------------------
 1997    $677        -        N/A           -
 1998    $688      1.6%       N/A         N/A
 1999    $699      1.6%       N/A         N/A
 2000    $712      1.9%       N/A         N/A
 2001    $728      2.2%      $704         N/A
 2002    $734      0.8%      $748         6.3%
 2003    $741      1.0%       N/A         N/A

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
ST. CHARLESTON, LAS VEGAS, NEVADA

                             COMPETITIVE PROPERTIES

 No.      Property Name      Units   Ocpy.   Year Built      Proximity to subject
--------------------------------------------------------------------------------------
 R-1      Alpine Village      560     95%      1978       .5-mile north of the subject
 R-2      Tiffany Place       182     98%      1991       .5-mile north of the subject
 R-3      Vista Del Rey       144     96%      1988       1-mile south of the subject
 R-4      Sahara Palms        312     95%      1973       Within 5-mile radius
 R-5      Silver Shadow       200     91%      1997       1 block from the subject
Subject   St. Charleston      312     86%      1980

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
ST. CHARLESTON, LAS VEGAS, NEVADA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  13.78 acres, or 600,257 square feet
  Shape                      Rectangular
  Topography                 Level
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Good
  Flood Zone:
    Community Panel          32003C2165D, dated August 16, 1995
    Flood Zone               Zone X
  Zoning                     R-3, the subject improvements represent
                             a legal conforming use of the site.

REAL ESTATE TAXES

                               ASSESSED VALUE - 2002
                 -------------------------------------    TAX RATE /    PROPERTY
PARCEL NUMBER      LAND       BUILDING         TOTAL      MILL RATE      TAXES
--------------------------------------------------------------------------------
163-02-104-004   $819,000    $3,453,070     $4,272,070     0.03271      $139,732

IMPROVEMENT ANALYSIS

 Year Built                1980
 Number of Units           312
 Net Rentable Area         269,528 Square Feet
 Construction:
  Foundation               Reinforced concrete slab
  Frame                    Heavy or light wood
  Exterior Walls           Wood or vinyl siding
  Roof                     Composition shingle over a wood truss structure
 Project Amenities         Amenities at the subject include a swimming pool,
                           spa/jacuzzi, tennis court, gym room, barbeque equipment, meeting hall, laundry room, and parking area.

 Unit Amenities            Individual unit amenities include a balcony, cable TV
                           connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
ST. CHARLESTON, LAS VEGAS, NEVADA

Unit Mix:

                              Unit Area
Unit Type   Number of Units   (Sq. Ft.)
---------------------------------------
1Br/1Ba         128               700
2Br/1Ba          56               816
2Br/2Ba         100               978
3Br/2Ba          16             1,194
3Br/2Ba          12             1,444

Overall Condition             Good
Effective Age                 13 years
Economic Life                 45 years
Remaining Economic Life       32 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 312-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
ST. CHARLESTON, LAS VEGAS, NEVADA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE PAGE 19
ST. CHARLESTON, LAS VEGAS, NEVADA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
ST. CHARLESTON, LAS VEGAS, NEVADA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
ST. CHARLESTON, LAS VEGAS, NEVADA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                      COMPARABLE
         DESCRIPTION                           SUBJECT                          I - 1                           I - 2
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      St. Charleston                  San Michele                    Alicante Villa Apt Homes
LOCATION:
  Address                            6501 W. Charleston Blvd         5800 W. Lake Mead Blvd         4370 S. Grand Canyon Dr
  City, State                        Las Vegas, Nevada               Las Vegas, NV                  Las Vegas, NV
  County                             Clark                           Clark                          Clark
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             269,528                         174,152                        253,432
  Year Built                         1980                            1997                           2001
  Number of Units                    312                             216                            232
  Unit Mix:                                  Type           Total             Type          Total          Type             Total
                                     1Br/1Ba                 128     1Br                      96    1Br                       80
                                     2Br/1Ba                  56     2Br                     120    2Br                      128
                                     2Br/2Ba                 100                                    3Br                       24
                                     3Br/2Ba                  16
                                     3Br/2Ba                  12
  Average Unit Size (SF)             864                             806                            1,092
  Land Area (Acre)                   13.7800                         8.5200                         11.9200
  Density (Units/Acre)               22.6                            25.4                           19.5
  Parking Ratio (Spaces/Unit)        1.96                            1.66                           1.60
  Parking Type (Gr., Cov., etc.)     Garage, Open Covered            Open, Covered                  Open, Covered
CONDITION:                           Good                            Good                           Very Good
APPEAL:                              Good                            Good                           Good
AMENITIES:
  Pool/Spa                           Yes/Yes
  Gym Room                           Yes
  Laundry Room                       Yes
  Secured Parking                    No
  Sport Courts                       Yes
  Washer/Dryer Connection            Yes
OCCUPANCY:                           86%                             91%                            92%
TRANSACTION DATA:
  Sale Date                                                          November, 2002                 September, 2002
  Sale Price ($)                                                     $11,750,000                    $18,924,000
  Grantor                                                            Jack P. Libby Family Trust     Grand Rochelle
  Grantee                                                            San Michele Gary               Alicante Villa Apartments LLC
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                                                   Total $    $/Unit   $/SF       Total $    $/Unit    $/SF
  Potential Gross Income                                             $1,776,960   $ 8,227  $10.20   $2,566,696   $11,063   $10.13
  Vacancy/Credit Loss                                                $  159,926   $   740  $ 0.92   $  205,336   $   885   $ 0.81
  Effective Gross Income                                             $1,617,034   $ 7,486  $ 9.29   $2,361,360   $10,178   $ 9.32
  Operating Expenses                                                 $  486,131   $ 2,251  $ 2.79   $  735,958   $ 3,172   $ 2.90
  Net Operating Income                                               $1,130,903   $ 5,236  $ 6.49   $1,625,402   $ 7,006   $ 6.41
NOTES:                                                               None                           None
  PRICE PER UNIT                                                                  $54,398                        $81,569
  PRICE PER SQUARE FOOT                                                           $ 67.47                        $ 74.67
  EXPENSE RATIO                                                                      30.1%                          31.2%
  EGIM                                                                               7.27                           8.01
  OVERALL CAP RATE                                                                   9.62%                          8.59%
  Cap Rate based on Pro Forma or Actual Income?                                  PRO FORMA                      PRO FORMA

                                              COMPARABLE                      COMPARABLE                     COMPARABLE
          DESCRIPTION                           I - 3                           I - 4                          I - 5
---------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Pleasant Hills Villas           Rancho Del Ray Apts            Conejo Villas Apartments
LOCATION:
  Address                            5550 Pleasant Hill Ave          2701 N Decatur Blvd            5060 W. Hacienda Ave
  City, State                        Las Vegas, NV                   Las Vegas, NV                  Las Vegas, NV
  County                             Clark                           Clark                          Clark
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)             165,992                         163,840                        213,624
  Year Built                         1988                            1996                           1999
  Number of Units                    172                             192                            252
  Unit Mix:                                 Type            Total          Type            Total          Type            Total
                                     1Br                      60     1Br                     80     1Br                     72
                                     2Br                     112     2Br                     96     2Br                    180
                                                                     3Br                     16
  Average Unit Size (SF)             965                             853                            848
  Land Area (Acre)                   8.3900                          8.7500                         13.2100
  Density (Units/Acre)               20.5                            21.9                           19.1
  Parking Ratio (Spaces/Unit)        2.16                            1.78                           1.50
  Parking Type (Gr., Cov., etc.)     Open, Covered                   Garage, Open, Covered          Open, Covered
CONDITION:                           Very Good                       Very Good                      Very Good
APPEAL:                              Average                         Fair                           Very Good
AMENITIES:
  Pool/Spa
  Gym Room
  Laundry Room
  Secured Parking
  Sport Courts
  Washer/Dryer Connection
OCCUPANCY:                           92%                             92%                            91%
TRANSACTION DATA:
  Sale Date                          April, 2002                     April, 2002                    March, 2002
  Sale Price ($)                     $8,700,000                      $10,500,000                    $15,550,000
  Grantor                            Royal Pleasant Hill LLC         Rancho Del Rey                 Conejo Apartments
  Grantee                            Pleasant Hill Villas            Rancho Del Ray Apartments      Conejo Villas Apartments LP
  Sale Documentation
  Verification
  Telephone Number
ESTIMATED PRO-FORMA:                   Total $   $/Unit     $/SF       Total $    $/Unit    $/SF      Total $    $/Unit    $/SF
  Potential Gross Income             $1,360,000  $ 7,907    $8.19    $1,703,520   $ 8,873  $10.40   $2,257,200   $ 8,957   $10.57
  Vacancy/Credit Loss                $  108,800  $   633    $0.66    $  136,282   $   710  $ 0.83   $  203,148   $   806   $ 0.95
  Effective Gross Income             $1,251,200  $ 7,274    $7.54    $1,567,238   $ 8,163  $ 9.57   $2,054,052   $ 8,151   $ 9.62
  Operating Expenses                 $  533,200  $ 3,100    $3.21    $  623,457   $ 3,247  $ 3.81   $  718,918   $ 2,853   $ 3.37
  Net Operating Income               $  718,000  $ 4,174    $4.33    $  943,781   $ 4,916  $ 5.76   $1,335,134   $ 5,298   $ 6.25
NOTES:                               None                            None                           None
  PRICE PER UNIT                                 $50,581                          $54,688                        $61,706
  PRICE PER SQUARE FOOT                          $ 52.41                          $ 64.09                        $ 72.79
  EXPENSE RATIO                                     42.6%                            39.8%                          35.0%
  EGIM                                              6.95                             6.70                           7.57
  OVERALL CAP RATE                                  8.25%                            8.99%                          8.59%
  Cap Rate based on Pro Forma or
     Actual Income?                              PRO FORMA                       PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
ST. CHARLESTON, LAS VEGAS, NEVADA

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $50,581 to $81,569 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,512 to $49,242 per unit with a mean or average adjusted price of $46,936 per unit. The median adjusted price is $47,106 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $14,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
ST. CHARLESTON, LAS VEGAS, NEVADA

                                                           COMPARABLE                  COMPARABLE
     DESCRIPTION                    SUBJECT                   I - 1                       I - 2
---------------------------------------------------------------------------------------------------------------
  Property Name                St. Charleston           San Michele                 Alicante Villa Apt Homes
  Address                      6501 W. Charleston Blvd  5800 W. Lake Mead Blvd      4370 S. Grand Canyon Dr
  City                         Las Vegas, Nevada        Las Vegas, NV               Las Vegas, NV
  Sale Date                                             November, 2002              September, 2002
  Sale Price ($)                                        $11,750,000                 $18,924,000
  Net Rentable Area (SF)       269,528                  174,152                     253,432
  Number of Units              312                      216                         232
  Price Per Unit                                        $54,398                     $81,569
  Year Built                   1980                     1997                        2001
  Land Area (Acre)             13.7800                  8.5200                      11.9200
VALUE ADJUSTMENTS                 DESCRIPTION               DESCRIPTION     ADJ.      DESCRIPTION        ADJ.
  Property Rights Conveyed     Fee Simple Estate        Fee Simple Estate     0%    Fee Simple Estate    0%
  Financing                                             Cash To Seller        0%    Cash To Seller       0%
  Conditions of Sale                                    Arm's Length          0%    Arm's Length         0%
  Date of Sale (Time)                                   11-2002               5%    09-2002              5%
VALUE AFTER TRANS. ADJUST.                                    $57,118                    $85,647
  ($/UNIT)
  Location                                              Inferior             10%    Superior           -15%
  Number of Units              312                      216                   0%    232                  0%
  Quality / Appeal             Good                     Superior            -10%    Superior           -15%
  Age / Condition              1980                     1997 / Good           0%    2001 / Very Good     0%
  Occupancy at Sale            86%                      91%                   0%    92%                  0%
  Amenities                    Good                     Superior            -20%    Superior           -10%
  Average Unit Size (SF)       864                      806                   0%    1,092               -5%
PHYSICAL ADJUSTMENT                                                         -20%                       -45%
FINAL ADJUSTED VALUE ($/UNIT)                                $45,694                     $47,106

                                    COMPARABLE                  COMPARABLE                     COMPARABLE
     DESCRIPTION                       I - 3                       I - 4                          I - 5
----------------------------------------------------------------------------------------------------------------
  Property Name                Pleasant Hills Villas         Rancho Del Ray Apts        Conejo Villas Apartments
  Address                      5550 Pleasant Hill Ave        2701 N Decatur Blvd        5060 W. Hacienda Ave
  City                         Las Vegas, NV                 Las Vegas, NV              Las Vegas, NV
  Sale Date                    April, 2002                   April, 2002                March, 2002
  Sale Price ($)               $8,700,000                    $10,500,000                $15,550,000
  Net Rentable Area (SF)       165,992                       163,840                    213,624
  Number of Units              172                           192                        252
  Price Per Unit               $50,581                       $54,688                    $61,706
  Year Built                   1988                          1996                       1999
  Land Area (Acre)             8.3900                        8.7500                     13.2100
VALUE ADJUSTMENTS                 DESCRIPTION        ADJ.     DESCRIPTION       ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed     Fee Simple Estate      0%     Fee Simple Estate    0%    Fee Simple Estate    0%
  Financing                    Cash To Seller         0%     Cash To Seller       0%    Cash To Seller       0%
  Conditions of Sale           Arm's Length           0%     Arm's Length         0%    Arm's Length         0%
  Date of Sale (Time)          04-2002               10%     04-2002             10%    03-2002             14%
VALUE AFTER TRANS. ADJUST.          $55,640                       $60,156                    $70,345
  ($/UNIT)
  Location                     Superior             -20%     Superior           -20%    Superior            -15%
  Number of Units              172                    0%     192                  0%    252                   0%
  Quality / Appeal             Comparable             0%     Comparable           0%    Superior            -10%
  Age / Condition              1988 / Very Good       0%     1996 / Very Good     0%    1999 / Very Good      0%
  Occupancy at Sale            92%                    0%     92%                  0%    91%                   0%
  Amenities                    Comparable             0%     Comparable           0%    Superior             -5%
  Average Unit Size (SF)       965                    0%     853                  0%    848                   0%
PHYSICAL ADJUSTMENT                                 -20%                        -20%                        -30%
FINAL ADJUSTED VALUE ($/UNIT)       $44,512                       $48,125                    $49,242

SUMMARY

VALUE RANGE (PER UNIT)         $44,512     TO     $49,242
MEAN (PER UNIT)                $46,936
MEDIAN (PER UNIT)              $47,106
VALUE CONCLUSION (PER UNIT)    $47,000

VALUE OF IMPROVEMENT & Main Site                   $14,664,000
   LESS: LEASE-UP COST                            -$    31,000
   PV OF CONCESSIONS                              -$   201,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $14,432,000
ROUNDED                                            $14,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
ST. CHARLESTON, LAS VEGAS, NEVADA

                                     NOI PER UNIT COMPARISON

                      SALE PRICE             NOI/       SUBJECT NOI
COMPARABLE   NO. OF   -----------         ----------   --------------   ADJUSTMENT  INDICATED
   NO.       UNITS    PRICE/UNIT    OAR    NOI/UNIT    SUBJ. NOI/UNIT     FACTOR    VALUE/UNIT
----------------------------------------------------------------------------------------------
  I-1         216     $11,750,000  9.62%  $1,130,903    $  1,289,357      0.789      $42,937
                      -----------         ---------------------------
                      $    54,398         $    5,236    $      4,133
  I-2         232     $18,924,000  8.59%  $1,625,402    $  1,289,357      0.590      $48,114
                      -----------         ---------------------------
                      $    81,569         $    7,006    $      4,133
  I-3         172     $ 8,700,000  8.25%  $  718,000    $  1,289,357      0.990      $50,074
                      -----------         ---------------------------
                      $    50,581         $    4,174    $      4,133
  I-4         192     $10,500,000  8.99%  $  943,781    $  1,289,357      0.841      $45,977
                      -----------         ---------------------------
                      $    54,688         $    4,916    $      4,133
  I-5         252     $15,550,000  8.59%  $1,335,134    $  1,289,357      0.780      $48,131
                      -----------         ---------------------------
                      $    61,706         $    5,298    $      4,133

                                   PRICE/UNIT

 Low         High     Average     Median
$42,937    $50,074    $47,047    $48,114

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit              $    48,000
                                     ------------
Number of Units                               312


Value                                 $14,976,000
   Less: Lease-Up Cost               -$    31,000
   PV of Concessions                 -$   201,000
                                     ------------
Value Based on NOI Analysis           $14,744,000
             Rounded                  $14,700,000

The adjusted sales indicate a range of value between $42,937 and $50,074 per unit, with an average of $47,047 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $14,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
ST. CHARLESTON, LAS VEGAS, NEVADA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE   NO. OF  ----------     EFFECTIVE     OPERATING               SUBJECT
    NO.      UNITS   PRICE/UNIT    GROSS INCOME    EXPENSE     OER     PROJECTED OER   EGIM
-------------------------------------------------------------------------------------------
  I-1         216    $11,750,000   $ 1,617,034    $486,131    30.06%                   7.27
                     -----------
                     $    54,398

  I-2         232    $18,924,000   $ 2,361,360    $735,958    31.17%                   8.01
                     -----------
                     $    81,569

  I-3         172    $ 8,700,000   $ 1,251,200    $533,200    42.62%                   6.95
                     -----------
                     $    50,581                                          40.61%

  I-4         192    $10,500,000   $ 1,567,238    $623,457    39.78%                   6.70
                     -----------
                     $    54,688

  I-5         252    $15,550,000   $ 2,054,052    $718,918    35.00%                   7.57
                     -----------
                     $    61,706

                                      EGIM

Low    High   Average  Median
6.70   8.01    7.30     7.27

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                  6.50
Subject EGI                             $ 2,302,224

Value                                   $14,964,456
  Less: Lease-Up Cost                  -$    31,000
  PV of Concessions                    -$   201,000
                                       ------------
Value Based on EGIM  Analysis           $14,732,456
                           Rounded      $14,700,000

          Value Per Unit                $    47,115

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.61% before reserves. The comparable sales indicate a range of expense ratios from 30.06% to 42.62%, while their EGIMs range from 6.70 to 8.01. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $14,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,700,000.

Price Per Unit                  $14,400,000
NOI Per Unit                    $14,700,000
EGIM Analysis                   $14,700,000

Sales Comparison Conclusion     $14,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
ST. CHARLESTON, LAS VEGAS, NEVADA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
ST. CHARLESTON, LAS VEGAS, NEVADA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                              Average
            Unit Area   -----------------
Unit Type   (Sq. Ft.)   Per Unit   Per SF  %Occupied
----------------------------------------------------
1Br/1Ba       700         $549     $0.78      84.4%
2Br/1Ba       816         $627     $0.77      83.9%
2Br/2Ba       978         $655     $0.67      87.0%
3Br/2Ba      1194         $852     $0.71      93.8%
3Br/2Ba      1444         $933     $0.65     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
ST. CHARLESTON, LAS VEGAS, NEVADA

                                 RENT ANALYSIS

                                                                            COMPARABLE RENTS
                                                          ------------------------------------------------
                                                            R-1       R-2       R-3       R-4       R-5
                                                          ------------------------------------------------
                                                           Alpine   Tiffany   Vista Del  Sahara    Silver
                                                          Village    Place      Rey       Palms    Shadow
                                                          ------------------------------------------------
                                                                        COMPARISON TO SUBJECT
                                        SUBJECT  SUBJECT  ------------------------------------------------
                          SUBJECT UNIT  ACTUAL   ASKING   Slightly
    DESCRIPTION              TYPE        RENT     RENT    Superior  Superior  Superior  Superior  Superior
----------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba       $   549  $   580  $    570  $    665   $  650   $    580  $    705
Unit Area (SF)                              700      700       680       750      700        680       686
Monthly Rent Per Sq. Ft.                $  0.78  $  0.83  $   0.84  $   0.89   $ 0.93   $   0.85  $   1.03

Monthly Rent              2Br/1Ba       $   627  $   640  $    640  $    765   $  750   $    670
Unit Area (SF)                              816      816       890     1,150      900        816
Monthly Rent Per Sq. Ft.                $  0.77  $  0.78  $   0.72  $   0.67   $ 0.83   $   0.82

Monthly Rent              2Br/2Ba       $   655  $   670  $    810  $    900   $  860   $    690  $    835
Unit Area (SF)                              978      978       802     1,250    1,076        910     1,030
Monthly Rent Per Sq. Ft.                $  0.67  $  0.69  $   1.01  $   0.72   $ 0.80   $   0.76  $   0.81

Monthly Rent              3Br/2Ba       $   852  $   859                                $    900
Unit Area (SF)                            1,194    1,194                                   1,194
Monthly Rent Per Sq. Ft.                $  0.71  $  0.72                                $   0.75

Monthly Rent              3Br/2Ba       $   933  $   959                                $    990  $    935
Unit Area (SF)                            1,444    1,444                                   1,444     1,113
Monthly Rent Per Sq. Ft.                $  0.65  $  0.66                                $   0.69  $   0.84

    DESCRIPTION           MIN     MAX     MEDIAN  AVERAGE
---------------------------------------------------------
Monthly Rent              $  570  $  705  $  650  $   634
Unit Area (SF)               680     750     686      699
Monthly Rent Per Sq. Ft.  $ 0.84  $ 1.03  $ 0.89  $  0.91

Monthly Rent              $  640  $  765  $  710  $   706
Unit Area (SF)               816   1,150     895      939
Monthly Rent Per Sq. Ft.  $ 0.67  $ 0.83  $ 0.77  $  0.76

Monthly Rent              $  690  $  900  $  835  $   819
Unit Area (SF)               802   1,250   1,030    1,014
Monthly Rent Per Sq. Ft.  $ 0.72  $ 1.01  $ 0.80  $  0.82

Monthly Rent                      $  900  $  450  $   900
Unit Area (SF)                     1,194     597    1,194
Monthly Rent Per Sq. Ft.  $ 0.75  $ 0.75  $ 0.75  $  0.75

Monthly Rent              $  935  $  990  $  963  $   963
Unit Area (SF)             1,113   1,444   1,279    1,279
Monthly Rent Per Sq. Ft.  $ 0.69  $ 0.84  $ 0.76  $  0.76

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                              Unit Area   -----------------   Monthly     Annual
Unit Type   Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income     Income
-----------------------------------------------------------------------------------
1Br/1Ba          128              700      $ 570     $ 0.81   $ 72,960   $  875,520
2Br/1Ba           56              816      $ 630     $ 0.77   $ 35,280   $  423,360
2Br/2Ba          100              978      $ 660     $ 0.67   $ 66,000   $  792,000
3Br/2Ba           16            1,194      $ 855     $ 0.72   $ 13,680   $  164,160
3Br/2Ba           12            1,444      $ 940     $ 0.65   $ 11,280   $  135,360
                                                       Total  $199,200   $2,390,400

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
ST. CHARLESTON, LAS VEGAS, NEVADA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR    2000    FISCAL YEAR    2001    FISCAL YEAR    2002
                              ---------------------  ---------------------  ---------------------
                                      ACTUAL                 ACTUAL                  ACTUAL
                              ---------------------  ---------------------  ---------------------
     DESCRIPTION                 TOTAL     PER UNIT    TOTAL      PER UNIT    TOTAL      PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 2,293,193  $  7,350  $ 2,372,959  $  7,606  $ 2,366,248  $  7,584

  Vacancy                     $   159,445  $    511  $   154,880  $    496  $   190,262  $    610
  Credit Loss/Concessions     $    53,723  $    172  $    69,088  $    221  $    70,599  $    226
                              -------------------------------------------------------------------
    Subtotal                  $   213,168  $    683  $   223,968  $    718  $   260,861  $    836

  Laundry Income              $    24,102  $     77  $    21,350  $     68  $    20,812  $     67
  Garage Revenue              $         0  $      0  $         0  $      0  $         0  $      0
  Other Misc. Revenue         $    85,805  $    275  $   128,986  $    413  $   194,469  $    623
                              -------------------------------------------------------------------
    Subtotal Other Income     $   109,907  $    352  $   150,336  $    482  $   215,281  $    690
                              -------------------------------------------------------------------
Effective Gross Income        $ 2,189,932  $  7,019  $ 2,299,327  $  7,370  $ 2,320,668  $  7,438

Operating Expenses
  Taxes                       $   139,055  $    446  $   136,257  $    437  $   141,520  $    454
  Insurance                   $    20,956  $     67  $    61,506  $    197  $    47,404  $    152
  Utilities                   $   164,577  $    527  $   170,613  $    547  $   169,517  $    543
  Repair & Maintenance        $    58,510  $    188  $    40,842  $    131  $    46,440  $    149
  Cleaning                    $    80,721  $    259  $    86,186  $    276  $    93,393  $    299
  Landscaping                 $    45,571  $    146  $    41,634  $    133  $    41,760  $    134
  Security                    $    12,361  $     40  $    14,513  $     47  $    16,499  $     53
  Marketing & Leasing         $    49,876  $    160  $    40,744  $    131  $    45,072  $    144
  General Administrative      $   272,640  $    874  $   285,662  $    916  $   259,190  $    831
  Management                  $   103,434  $    332  $   115,271  $    369  $   115,101  $    369
  Miscellaneous               $         0  $      0  $         0  $      0  $         0  $      0
                              -------------------------------------------------------------------
Total Operating Expenses      $   947,701  $  3,038  $   993,228  $  3,183  $   975,896  $  3,128

  Reserves                    $         0  $      0  $         0  $      0  $         0  $      0
                              -------------------------------------------------------------------
Net Income                    $ 1,242,231  $  3,982  $ 1,306,099  $  4,186  $ 1,344,772  $  4,310

                              FISCAL YEAR      2003  ANNUALIZED      2003
                              ---------------------  --------------------
                                MANAGEMENT BUDGET         PROJECTION            AAA PROJECTION
                              ---------------------  --------------------  ----------------------------
     DESCRIPTION                 TOTAL     PER UNIT    TOTAL     PER UNIT   TOTAL      PER UNIT     %
-------------------------------------------------------------------------------------------------------
Revenues
  Rental Income               $ 2,340,816  $  7,503  $2,371,120  $  7,600  $2,390,400  $  7,662  100.0%

  Vacancy                     $   155,000  $    497  $  322,512  $  1,034  $  262,944  $    843   11.0%
  Credit Loss/Concessions     $    58,500  $    188  $  151,160  $    484  $   71,712  $    230    3.0%
                              ------------------------------------------------------------------------
    Subtotal                  $   213,500  $    684  $  473,672  $  1,518  $  334,656  $  1,073   14.0%

  Laundry Income              $    27,200  $     87  $   20,456  $     66  $   20,280  $     65    0.8%
  Garage Revenue              $         0  $      0  $        0  $      0  $        0  $      0    0.0%
  Other Misc. Revenue         $   196,400  $    629  $  230,264  $    738  $  226,200  $    725    9.5%
                              ------------------------------------------------------------------------
    Subtotal Other Income     $   223,600  $    717  $  250,720  $    804  $  246,480  $    790   10.3%
                              ------------------------------------------------------------------------
Effective Gross Income        $ 2,350,916  $  7,535  $2,148,168  $  6,885  $2,302,224  $  7,379  100.0%

Operating Expenses
  Taxes                       $   146,946  $    471  $  142,636  $    457  $  165,360  $    530    7.2%
  Insurance                   $    52,281  $    168  $   51,040  $    164  $   48,360  $    155    2.1%
  Utilities                   $   143,535  $    460  $  127,992  $    410  $  140,400  $    450    6.1%
  Repair & Maintenance        $    29,000  $     93  $   92,580  $    297  $   46,800  $    150    2.0%
  Cleaning                    $    71,925  $    231  $   87,104  $    279  $   85,800  $    275    3.7%
  Landscaping                 $   118,032  $    378  $   27,456  $     88  $   54,600  $    175    2.4%
  Security                    $         0  $      0  $   16,416  $     53  $   17,160  $     55    0.7%
  Marketing & Leasing         $    42,000  $    135  $   41,360  $    133  $   42,120  $    135    1.8%
  General Administrative      $   254,450  $    816  $  303,872  $    974  $  265,200  $    850   11.5%
  Management                  $   117,546  $    377  $  113,264  $    363  $   69,067  $    221    3.0%
  Miscellaneous               $         0  $      0  $        0  $      0  $        0  $      0    0.0%
                              ------------------------------------------------------------------------
Total Operating Expenses      $   975,715  $  3,127  $1,003,720  $  3,217  $  934,867  $  2,996   40.6%

  Reserves                    $         0  $      0  $        0  $      0  $   78,000  $    250    8.3%
                              ------------------------------------------------------------------------
Net Income                    $ 1,375,201  $  4,408  $1,144,448  $  3,668  $1,289,357  $  4,133   56.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 14% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
ST. CHARLESTON, LAS VEGAS, NEVADA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

               CAPITALIZATION RATES
          ---------------------------------
            GOING-IN            TERMINAL
          ---------------------------------
           LOW     HIGH      LOW      HIGH
-------------------------------------------
RANGE     6.00%   10.00%    7.00%    10.00%
AVERAGE       8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
ST. CHARLESTON, LAS VEGAS, NEVADA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT     OAR
----------------------------------------------------
  I-1         Nov-02     91%      $54,398      9.62%
  I-2         Sep-02     92%      $81,569      8.59%
  I-3         Apr-02     92%      $50,581      8.25%
  I-4         Apr-02     92%      $54,688      8.99%
  I-5         Mar-02     91%      $61,706      8.59%
                                    High       9.62%
                                    Low        8.25%
                                    Average    8.81%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $14,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
ST. CHARLESTON, LAS VEGAS, NEVADA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
ST. CHARLESTON, LAS VEGAS, NEVADA

DISCOUNTED CASH FLOW ANALYSIS

                                 ST. CHARLESTON

            YEAR                       APR-2004     APR-2005     APR-2006     APR-2007     APR-2008
         FISCAL YEAR                      1            2            3            4            5
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,390,400   $2,462,112   $2,535,975   $2,612,055   $2,690,416

  Vacancy                             $  298,866   $  270,832   $  278,957   $  287,326   $  295,946
  Credit Loss                         $   71,712   $   73,863   $   76,079   $   78,362   $   80,712
  Concessions                         $  224,640   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $  595,218   $  344,696   $  355,037   $  365,688   $  376,658

  Laundry Income                      $   20,280   $   20,888   $   21,515   $   22,161   $   22,825
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  226,200   $  232,986   $  239,976   $  247,175   $  254,590
                                      --------------------------------------------------------------
       Subtotal Other Income          $  246,480   $  253,874   $  261,491   $  269,335   $  277,415
                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,041,662   $2,371,291   $2,442,429   $2,515,702   $2,591,173

OPERATING EXPENSES:
  Taxes                               $  165,360   $  170,321   $  175,430   $  180,693   $  186,114
  Insurance                           $   48,360   $   49,811   $   51,305   $   52,844   $   54,430
  Utilities                           $  140,400   $  144,612   $  148,950   $  153,419   $  158,021
  Repair & Maintenance                $   46,800   $   48,204   $   49,650   $   51,140   $   52,674
  Cleaning                            $   85,800   $   88,374   $   91,025   $   93,756   $   96,569
  Landscaping                         $   54,600   $   56,238   $   57,925   $   59,663   $   61,453
  Security                            $   17,160   $   17,675   $   18,205   $   18,751   $   19,314
  Marketing & Leasing                 $   42,120   $   43,384   $   44,685   $   46,026   $   47,406
  General Administrative              $  265,200   $  273,156   $  281,351   $  289,791   $  298,485
  Management                          $   61,250   $   71,139   $   73,273   $   75,471   $   77,735
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  927,050   $  962,913   $  991,800   $1,021,554   $1,052,201

  Reserves                            $   78,000   $   80,340   $   82,750   $   85,233   $   87,790
                                      --------------------------------------------------------------
NET OPERATING INCOME                  $1,036,612   $1,328,038   $1,367,879   $1,408,916   $1,451,183
  Operating Expense Ratio (% of EGI)        45.4%        40.6%        40.6%        40.6%        40.6%
  Operating Expense Per Unit          $    2,971   $    3,086   $    3,179   $    3,274   $    3,372

            YEAR                       APR-2009     APR-2010     APR-2011     APR-2012       APR-2013   APR-2014
         FISCAL YEAR                      6            7            8            9              10         11
-----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,771,129   $2,854,263   $2,939,890   $3,028,087   $3,118,930   $3,212,498

  Vacancy                             $  304,824   $  313,969   $  323,388   $  333,090   $  343,082   $  353,375
  Credit Loss                         $   83,134   $   85,628   $   88,197   $   90,843   $   93,568   $   96,375
  Concessions                         $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $  387,958   $  399,597   $  411,585   $  423,932   $  436,650   $  449,750

  Laundry Income                      $   23,510   $   24,215   $   24,942   $   25,690   $   26,461   $   27,255
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  262,228   $  270,095   $  278,197   $  286,543   $  295,140   $  303,994
                                      ---------------------------------------------------------------------------
       Subtotal Other Income          $  285,738   $  294,310   $  303,139   $  312,233   $  321,600   $  331,249
                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,668,909   $2,748,976   $2,831,445   $2,916,388   $3,003,880   $3,093,997

OPERATING EXPENSES:
  Taxes                               $  191,698   $  197,448   $  203,372   $  209,473   $  215,757   $  222,230
  Insurance                           $   56,062   $   57,744   $   59,477   $   61,261   $   63,099   $   64,992
  Utilities                           $  162,762   $  167,645   $  172,674   $  177,855   $  183,190   $  188,686
  Repair & Maintenance                $   54,254   $   55,882   $   57,558   $   59,285   $   61,063   $   62,895
  Cleaning                            $   99,466   $  102,450   $  105,523   $  108,689   $  111,950   $  115,308
  Landscaping                         $   63,296   $   65,195   $   67,151   $   69,166   $   71,241   $   73,378
  Security                            $   19,893   $   20,490   $   21,105   $   21,738   $   22,390   $   23,062
  Marketing & Leasing                 $   48,829   $   50,293   $   51,802   $   53,356   $   54,957   $   56,606
  General Administrative              $  307,439   $  316,663   $  326,163   $  335,947   $  346,026   $  356,407
  Management                          $   80,067   $   82,469   $   84,943   $   87,492   $   90,116   $   92,820
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,083,767   $1,116,280   $1,149,768   $1,184,261   $1,219,789   $1,256,383

  Reserves                            $   90,423   $   93,136   $   95,930   $   98,808   $  101,772   $  104,825
                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $1,494,718   $1,539,560   $1,585,747   $1,633,319   $1,682,319   $1,732,788
  Operating Expense Ratio (% of EGI)        40.6%        40.6%        40.6%        40.6%        40.6%        40.6%
  Operating Expense Per Unit          $    3,474   $    3,578   $    3,685   $    3,796   $    3,910   $    4,027

Estimated Stabilized NOI $1,289,357  Sales Expense Rate  2.00%

Months to Stabilized             12  Discount Rate      11.50%

Stabilized Occupancy           89.0% Terminal Cap Rate  10.00%

Gross Residual Sale Price $17,327,884 Deferred
                                       Maintenance       $         0
   Less: Sales Expense    $   346,558 Add: Excess Land   $         0
                          -----------
Net Residual Sale Price   $16,981,326 Other Adjustments  $         0
                                                         -----------
PV of Reversion           $ 5,717,721 Value Indicated By
                                       "DCF"             $14,319,207
Add: NPV of NOI           $ 8,601,487          Rounded   $14,300,000
                          -----------
PV Total                  $14,319,207

                         "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                   ------------------------------------------------------------------------
  TOTAL VALUE                 11.00%       11.25%       11.50%       11.75%        12.00%
-------------------------------------------------------------------------------------------
TERMINAL CAP RATE   9.50%  $15,106,113  $14,860,463  $14,620,140  $14,385,010   $14,154,943
                    9.75%  $14,944,695  $14,702,636  $14,465,815  $14,234,103   $14,007,371
                   10.00%  $14,791,347  $14,552,699  $14,319,207  $14,090,742   $13,867,178
                   10.25%  $14,645,480  $14,410,077  $14,179,751  $13,954,374   $13,733,823
                   10.50%  $14,506,558  $14,274,246  $14,046,935  $13,824,500   $13,606,819

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
ST. CHARLESTON, LAS VEGAS, NEVADA

INCOME LOSS DURING LEASE-UP

The subject is currently 86% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $31,000 as shown in the following table.

           DESCRIPTION               YEAR 1
----------------------------------------------
"As Is" Net Operating Income        $1,036,612
Stabilized Net Operating Income     $1,071,456
                                    ----------
Difference                          $   34,845

PV of Income Loss During Lease-Up   $   31,251

                Rounded             $   31,000
                                    ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $201,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
ST. CHARLESTON, LAS VEGAS, NEVADA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 36
ST. CHARLESTON, LAS VEGAS, NEVADA

                                 ST. CHARLESTON

                                                   TOTAL      PER SQ. FT.   PER UNIT    %OF EGI
-----------------------------------------------------------------------------------------------
REVENUE

  Base Rent                                     $ 2,390,400     $  8.87     $  7,662

  Less: Vacancy & Collection Loss     14.00%    $   334,656     $  1.24     $  1,073

  Plus: Other Income
    Laundry Income                              $    20,280     $  0.08     $     65     0.88%
    Garage Revenue                              $         0     $  0.00     $      0     0.00%
    Other Misc. Revenue                         $   226,200     $  0.84     $    725     9.83%
                                                ---------------------------------------------
       Subtotal Other Income                    $   246,480     $  0.91     $    790    10.71%

EFFECTIVE GROSS INCOME                          $ 2,302,224     $  8.54     $  7,379

OPERATING EXPENSES:
  Taxes                                         $   165,360     $  0.61     $    530     7.18%
  Insurance                                     $    48,360     $  0.18     $    155     2.10%
  Utilities                                     $   140,400     $  0.52     $    450     6.10%
  Repair & Maintenance                          $    46,800     $  0.17     $    150     2.03%
  Cleaning                                      $    85,800     $  0.32     $    275     3.73%
  Landscaping                                   $    54,600     $  0.20     $    175     2.37%
  Security                                      $    17,160     $  0.06     $     55     0.75%
  Marketing & Leasing                           $    42,120     $  0.16     $    135     1.83%
  General Administrative                        $   265,200     $  0.98     $    850    11.52%
  Management                           3.00%    $    69,067     $  0.26     $    221     3.00%
  Miscellaneous                                 $         0     $  0.00     $      0     0.00%

TOTAL OPERATING EXPENSES                        $   934,867     $  3.47     $  2,996    40.61%

  Reserves                                      $    78,000     $  0.29     $    250     3.39%
                                                ---------------------------------------------
NET OPERATING INCOME                            $ 1,289,357     $  4.78     $  4,133    56.00%

  "GOING IN" CAPITALIZATION RATE                       9.00%

  VALUE INDICATION                              $14,326,192     $ 53.15     $ 45,917

  LESS: LEASE-UP COST                          ($    31,000)
  PV OF CONCESSIONS                            ($   201,000)

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)           $14,094,192

                 ROUNDED                        $14,100,000     $  52.31    $ 45,192

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
ST. CHARLESTON, LAS VEGAS, NEVADA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE        ROUNDED      $/UNIT    $/SF
------------------------------------------------------
 8.25%    $15,396,573   $15,400,000   $49,359   $57.14
 8.50%    $14,936,909   $14,900,000   $47,756   $55.28
 8.75%    $14,503,512   $14,500,000   $46,474   $53.80
 9.00%    $14,094,192   $14,100,000   $45,192   $52.31
 9.25%    $13,706,998   $13,700,000   $43,910   $50.83
 9.50%    $13,340,182   $13,300,000   $42,628   $49.35
 9.75%    $12,992,177   $13,000,000   $41,667   $48.23

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $14,300,000
Direct Capitalization Method       $14,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
ST. CHARLESTON, LAS VEGAS, NEVADA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach          $14,700,000
Income Approach                    $14,200,000
Reconciled Value                   $14,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    EXHIBIT A

                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
ST. CHARLESTON, LAS VEGAS, NEVADA

                              SUBJECT PHOTOGRAPHS

            [PICTURE]                              [PICTURE]

      EXTERIOR - APARTMENT                  EXTERIOR - WINDOW PANE

            [PICTURE]                             [PICTURE]

        INTERIOR - FLOOR                    EXTERIOR - PARKING LOT

            [PICTURE]                             [PICTURE]

    EXTERIOR - SWIMMING POOL             EXTERIOR - APARTMENT BUILDING

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
ST. CHARLESTON, LAS VEGAS, NEVADA

                              SUBJECT PHOTOGRAPHS

           [PICTURE]                                 [PICTURE]

 EXTERIOR - APARTMENT BUILDING                 INTERIOR- LIVING ROOM

           [PICTURE]                                 [PICTURE]

     EXTERIOR - STAIR CASE                  EXTERIOR-APARTMENT BUILDING

           [PICTURE]                                 [PICTURE]

     INTERIOR-LIVING ROOM                       INTERIOR-KITCHEN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ST. CHARLESTON, LAS VEGAS, NEVADA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                                   SAN MICHELE
                             5800 W. Lake Mead Blvd
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-2
                            ALICANTE VILLA APT HOMES
                             4370 S. Grand Canyon Dr
                                  Las Vegas, NV

                                      N/A

                                 COMPARABLE I-3
                              PLEASANT HILLS VILLAS
                             5550 Pleasant Hill Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-4
                               RANCHO DEL RAY APTS
                               2701 N Decatur Blvd
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE I-5
                            CONEJO VILLAS APARTMENTS
                              5060 W. Hacienda Ave
                                  Las Vegas, NV

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ST. CHARLESTON, LAS VEGAS, NEVADA

SUMMARY OF COMPARABLE RENTAL PROPERTIES


                                                                                                   COMPARABLE
         DESCRIPTION                                SUBJECT                                           R - 1
------------------------------  ----------------------------------------------  ------------------------------------------------
 Property Name                  St. Charleston                                  Alpine Village
 Management Company
LOCATION:
 Address                        6501 W. Charleston Blvd                         901 Brush St
 City, State                    Las Vegas, Nevada                               Las Vegas, NV
 County                         Clark                                           Clark
 Proximity to Subject                                                           .5-mile north of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         269,528                                         557,766
 Year Built                     1980                                            1978
 Effective Age                  13                                              5
 Building Structure Type        Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.) Garage, Open Covered                            Open, Covered
 Number of Units                312                                             560
 Unit Mix:                         Type                  Unit    Qty.  Mo. Rent     Type               Unit      Qty.     Mo
                                1 1Br/1Ba                 700    128     $549    1 1BD/1BH               680             $570
                                2 2Br/1Ba                 816     56     $627    2 1BD/1BH               890             $640
                                3 2Br/2Ba                 978    100     $655    3 2BD/2BH               960             $680
                                4 3Br/2Ba               1,194     16     $852    3 3BD/1BH                               $825
                                5 3Br/2Ba               1,444     12     $933    3 3BD/2BH             1,445             $925
 Average Unit Size (SF)         864
 Unit Breakdown:                   Efficiency     0%     2-Bedroom        39%       Efficiency     0%     2-Bedroom       38%
                                   1-Bedroom     61%     3-Bedroom         0%       1-Bedroom     31%     3-Bedroom       16%
CONDITION:                      Good                                            Good
APPEAL:                         Average                                         Good
AMENITIES:
 Unit Amenities                    Attach. Garage         Vaulted Ceiling       X  Attach. Garage         X  Vaulted Ceiling
                                X  Balcony                                      X  Balcony                X
                                   Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                X  Spa/Jacuzzi           Car Wash                  Spa/JacuzzX            X  Car Wash
                                   Basketball Court    X BBQ Equipment             Basketball Court       X  BBQ Equipment
                                   Volleyball Court      Theater Room           X  Volleyball Court          Theater Room
                                   Sand Volley Ball    X Meeting Hall              Sand Volley Ball       X  Meeting Hall
                                X  Tennis Court          Secured Parking        X  Tennis Court              Secured Parking
                                   Racquet Ball        X Laundry Room              Racquet Ball           X  Laundry Room
                                   Jogging Track         Business Office        X  Jogging Track   X      X  Business Office
                                X  Gym Room                                     X  Gym Room
OCCUPANCY:                      86%                                             95%
LEASING DATA:
 Available Leasing Terms        6 to 15 Months                                  6 to 15 Months
 Concessions                    1 - 1 1/2 Months Free                           $399 move in special
 Pet Deposit                    $300 - $500                                     $300 - $500
 Utilities Paid by Tenant:      X  Electric            X Natural Gas            X  Electric               X  Natural Gas
                                X  Water                 Trash                  X  Water                     Trash
 Confirmation                   May 1 2003: Joseph Beard (Property Manager)     Property Manager - Call Friday on this afternoon
 Telephone Number               (972)234-1231                                   702-870-3044
NOTES:                                                                          None

 COMPARISON TO SUBJECT:                                                         Slightly Superior

         DESCRIPTION                                 COMPARABLE                                   COMPARABLE
                                                       R - 2                                         R - 3
------------------------------  ----------------------------------------------  ------------------------------------------------
 Property Name                  Tiffany place                                   Vista Del Rev
 Management Company
LOCATION:
 Address                        5800 W. Charleston                              6701 Del Rey Ave
 City, State                    Las Vegas, NV                                   Las Vegas, NV
 County                         Clark                                           Clarkc
 Proximity to Subject           .5-mile north of the subject                    1-mile south of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         515,236                                         357,168
 Year Built                     1991                                            1988
 Effective Age                  5                                               6
 Building Structure Type        Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.) Open, Covered                                   Open, Covered
 Number of Units                182                                             144
 Unit Mix:                         Type                  Unit    Qty.   Mo.          Type              Unit      Qty.     Mo.
                                1 1BR/1BA               750            $665      1  1BR/1BA              700      32     $650
                                2 2BR/2BA               1,150          $765      2  2BR/2BA              900      80     $750
                                3 3BD/2BA               1,250          $900      3  3BR/2BA            1,076      32     $860
                                                                                 4
                                                                                 6
 Average Unit Size (SF)                                                          895
 Unit Breakdown:                  Efficiency      0%      2-Bedroom     43%         Efficiency   0%      2-Bedroom        56%
                                  1-Bedroom      49%      3-Bedroom      8%         1-Bedroom   22%      3-Bedroom        22%
CONDITION:                      Very Good                                       Very Good
APPEAL:                         Very Good                                       Very Good
AMENITIES:
 Unit Amenities                 X  Attach. Garage      X  Vaulted Ceiling       X  Attach. Garage         X  Vaulted Ceiling
                                X  Balcony             X                        X  Balcony                X
                                X  Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/Jacuzzi         X  Car Wash                 Spa/Jacuzzi            X  Car Wash
                                X  Basketball Court    X  BBQ Equipment         X  Basketball Court       X  BBQ Equipment
                                   Volleyball Court       Theater Room             Volleyball Court          Theater Room
                                X  Sand Volley Ball    X  Meeting Hall          X  Sand Volley Ball       X  Meeting Hall
                                X  Tennis Court           Secured Parking       X  Tennis Court              Secured Parking
                                   Racquet Ball        X  Laundry Room             Racquet Ball           X  Laundry Room
                                X  Jogging Track       X  Business Office       X  Jogging Track          X  Business Office
                                X  Gym Room                                     X  Gym Room
OCCUPANCY:                      98%                                             96%
LEASING DATA:
 Available Leasing Terms        6 to 15 Months                                  6 to 15 Months
 Concessions                    1 - 1 1/2 Months Free                           1 - 1 1/2 Months Free
 Pet Deposit                    $300 - $500                                     $300 - $500
 Utilities Paid by Tenant:      X  Electric            X   Natural Gas          X  Electric               X  Natural Gas
                                   Water                   Trash                X  Water                     Trash
 Confirmation                   Property Manager - call Friday Allsion property Property Manager - call later this afternoon
 Telephone Number               702-258-4404                                    702-258-7368
NOTES:                          None

 COMPARISON TO SUBJECT:         Superior                                        Superior

         DESCRIPTION                               COMPARABLE                                     COMPARABLE
                                                      R - 4                                          R - 5
------------------------------  --------------------------------------------  --------------------------------------------------
 Property Name                  Sahara Palms                                    Silver Shadow
 Management Company
LOCATION:
 Address                        2900 El Camino Ave                              830 W. Charleston
 City, State                    Las Vegas, NV                                   Las Vegas, NV
 County                         Clark                                           Clarck
 Proximity to Subject           Within 5-mile radius                            1 block from the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         286,922                                         207,554
 Year Built                     1973                                            1997
 Effective Age                  7                                               6
 Building Structure Type        Brick & wood siding walls; asphalt shingle roof Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.) Garage, Open, Covered                           Open, Covered
 Number of Units                312                                             200
 Unit Mix:                         Type                  Unit    Qty.   Mo.          Type              Unit      Qty.     Mo.
                                 1 1BD/1BH                 680   152   $580      1  1BD/1BH              686      32      $705
                                 2 2BD/1BH                 816    48   $670      3  2BD/2BH            1,030     104      $835
                                 3 2BD/2BH                 910    88   $690      5  3BD/2BH            1,113      64      $935
                                 4 3BD/2BH               1,194    16   $900
                                 5 3BD/2BH               1,444     8   $990
 Average Unit Size (SF)          812                                             1,002
 Unit Breakdown:                   Efficiency   0%        2-Bedroom     44%         Efficiency   0%       2-Bedroom        52%
                                   1-Bedroom   49%        3-Bedroom      8%         1-Bedroom   16%       3-Bedroom        32%
CONDITION:                      Very Good                                       Very Good
APPEAL:                         Very Good                                       Very Good
AMENITIES:
 Unit Amenities                 X  Attach. Garage      X  Vaulted Ceiling       X  Attach. Garage        X  Vaulted Ceiling
                                X  Balcony             X                        X  Balcony               X
                                X  Fireplace                                    X  Fireplace
                                X  Cable TV Ready                               X  Cable TV Ready
 Project Amenities              X  Swimming Pool                                X  Swimming Pool
                                   Spa/JacuzziX        X  Car Wash                 Spa/Jacuzzi           X  Car Wash
                                X  Basketball Court    X  BBQ Equipment         X  Basketball Court      X  BBQ Equipment
                                   Volleyball Court       Theater Room             Volleyball Court         Theater Room
                                X  Sand Volley Ball    X  Meeting Hall          X  Sand Volley Ball      X  Meeting Hall
                                X  Tennis Court        X  Secured Parking       X  Tennis Court             Secured Parking
                                   Racquet Ball        X  Laundry Room             Racquet Ball          X  Laundry Room
                                X  Jogging Track       X  Business Office       X  Jogging Track         X  Business Office
                                X  Gym Room                                     X  Gym Room
OCCUPANCY:                      95%                                             91%
LEASING DATA:
 Available Leasing Terms        6 to 15 Months                                  6 to 15 Months
 Concessions                    1 - 1 1/2 Months Free                           1 - 1 1/2 Months Free
 Pet Deposit                    $300 - $500                                     $300 - $500
 Utilities Paid by Tenant:      X  Electric               Natural Gas           X  Electric                 Natural Gas
                                X  Water                  Trash                    Water                    Trash
 Confirmation                   Property Manager                                Property Manager
 Telephone Number               702-873-6887                                    702-254-7880
NOTES:                          None                                            None

 COMPARISON TO SUBJECT:         Superior                                        Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
ST. CHARLESTON, LAS VEGAS, NEVADA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 ALPINE VILLAGE
                                  901 Brush St
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-2
                                  TIFFANY PLACE
                               5800 W. Charleston
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-3
                                  VISTA DEL REY
                                6701 Del Rey Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-4
                                  SAHARA PALMS
                               2900 El Camino Ave
                                  Las Vegas, NV

                                    [PICTURE]

                                 COMPARABLE R-5
                                  SILVER SHADOW
                                830 W. Charleston
                                  Las Vegas, NV

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ST. CHARLESTON, LAS VEGAS, NEVADA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ST. CHARLESTON, LAS VEGAS, NEVADA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
ST. CHARLESTON, LAS VEGAS, NEVADA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Bryan Vick, MAI and Ryan Tanaka provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                   /s/ Douglas Needham
                                                   --------------------------
                                                   Douglas Needham, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ST. CHARLESTON, LAS VEGAS, NEVADA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ST. CHARLESTON, LAS VEGAS, NEVADA

                                       DOUGLAS A. NEEDHAM, MAI
                            MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Douglas A. Needham is a Managing Principal for the Irvine Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation             Mr. Needham has appraised all types of major commercial
                      real estate including apartments, hotels/motels, light and heavy industrial facilities, self-storage facilities, mobile home parks, offices, retail shopping centers, service stations, special-use properties, and vacant land.

Business Mr. Needham joined AAA in 1998. Prior to joining AAA, he was a senior associate at Koeppel Tener, a senior analyst at Great Western Appraisal Group, and an associate appraiser at R. L. McLaughlin & Associates.

EDUCATION             Texas A&M University
                       Bachelor of Business Administration - Finance

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                       #30943

                      State of California, Certified General Real Estate Appraiser,
                       #AG025443

                      State of Colorado, Certified General Appraiser,
                       #CG40017035

                      State of Oregon, Certified General Appraiser, #C000686 State of Washington, Certified General Real Estate Appraiser,
                       #1101111

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
ST. CHARLESTON, LAS VEGAS, NEVADA

VALUATION AND          Appraisal Institute
                        Advanced Income Capitalization
SPECIAL COURSES        Appraisal Principles
                        Appraisal Procedures
                        Basic Income Capitalization
                        Standards of Professional Practice

AMERICAN APPRAISAL ASSOCIATES, INC.
ST. CHARLESTON, LAS VEGAS, NEVADA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
ST. CHARLESTON, LAS VEGAS, NEVADA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.